STEELPATH MLP ALPHA FUND

SHAREHOLDER MEETING (Unaudited)

      On November 16, 2012, at 12:00 p.m. Central Time a shareholder meeting of SteelPath MLP Alpha Fund (the Fund) was held. At the meeting the sub-proposals (Proposal No. 1 and Proposal No. 2) were approved as described in the Funds proxy statement for that meeting. The following is a report of the votes cast:

Proposal 1:	Proposal to approve a new investment advisory agreement
			For	Against	Abstain	Total
	37,715,502	258,009	154,055	38,127,566


Proposal 2: To approve changing, or removing, certain fundamental investment policies

2a:  Proposal to remove the 80 percent investment policy
			For	Against	Abstain	Total
		36,216,671	1,708,071	202,825	38,127,566

2b:  Proposal to revise the policy relating to borrowing
			For	Against	Abstain	Total
			37,626,645	339,467	161,455	38,127,566

2c:  Proposal to revise the policy relating to concentration of investments
			For	Against	Abstain	Total
			37,649,164	314,525	163,877	38,127,566

	2e:  Proposal to revise the policy relating to lending
			For	Against	Abstain	Total
			37,646,922	307,354	173,290	38,127,566


	2f:  Proposal to revise the policy relating to real estate and commodities
			For	Against	Abstain	Total
			37,518,432	437,484	171,651	38,127,566

2g:  Proposal to revise the policy relating to senior securities
			For	Against	Abstain	Total
			37,647,070	311,727	168,769	38,127,566

2h:  Proposal to revise the fundamental policy relating to underwriting
			For	Against	Abstain	Total
			37,629,812	318,053	179,702	38,127,566


On November 16, 2012, at 1:00 p.m. Central Time a shareholder meeting of the Fund was held. At the meeting the sub-proposal (Proposal No. 4) was approved as described in the Funds proxy statement for that meeting. The following is a report of the votes cast:


Proposal 4:	The election the Board of Trustees (all Funds voting together):

                                    FOR	WITHHELD		TOTAL

William F. Glavin, Jr.	190,480,035	21,121,640	211,601,675
Edward L. Cameron	209,838,889	1,762,786		211,601,675
Jon S. Fossel	209,838,688	1,762,987			211,601,675
Sam Freedman	209,831,511	1,770,164			211,601,675
Richard F. Grabish	209,970,686	1,630,989	        211,601,675
Beverly L. Hamilton	210,149,673	1,452,002	        211,601,675
Victoria J. Herget	210,153,782	1,447,893		211,601,675
Robert J. Malone	209,986,245	1,615,430		211,601,675
F. William Marshall, Jr.	209,820,041	1,781,634	211,601,675
Karen L. Stuckey	210,173,447	1,428,228		211,601,675
James D. Vaughn	210,007,842	1,593,833			211,601,675

On November 30, 2012, at 1:00 p.m. Central Time a shareholder meeting of the Fund was held. At the meeting the sub-proposal (Proposal No. 3) was approved as described in the Funds proxy statement for that meeting. The following is a report of the votes cast:

Proposal 3:	Proposal to amend the Agreement and Declaration of Trust
(all Funds voting together)
	For	Against	Abstain	Total
	87,238,332	21,502,722	1,998,239	110,789,292